Exhibit 3.1
CERTIFICATE OF INCORPORATION
OF
THE GO DADDY GROUP, INC.
a Delaware corporation
ARTICLE I
     The name of this corporation is The Go Daddy Group, Inc. (the “Corporation”).
ARTICLE II
     The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
     The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
ARTICLE IV
     This Corporation is authorized to issue one class of stock to be designated “Common Stock.” The total shares of Common Stock authorized to be issued is One Thousand (1,000) shares with a par value $0.001 per share.
ARTICLE V
     The name and mailing address of the incorporator is as follows:
Caine T. Moss, Esq.
Wilson Sonsini Goodrich & Rosati, PC
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050
ARTICLE VI
     The Corporation is to have perpetual existence.
ARTICLE VII
     Section 1. Board of Directors. The management of the business and the conduct of the affairs of the Corporation shall be vested in the Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed in the manner designated in the Bylaws of the Corporation.
     Section 2. Bylaws. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

     Section 3. Election of Directors. Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the Corporation shall so provide.
     Section 4. Voting Rights. Each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock held, shall be entitled to notice of any stockholder meeting in accordance with the Bylaws of the Corporation and shall be entitled to vote upon such matters and in such manner as is otherwise provided herein or as may be provided by law.
ARTICLE VIII
     Section 1. Director Liability. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.
     Section 2. Indemnification. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation.
     Section 3. Amendment or Repeal. Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
ARTICLE IX
     Meetings of stockholders may be held within or outside the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.
ARTICLE X
     Vacancies created by the resignation of one or more members of the Board of Directors and newly created directorships, created in accordance with the Bylaws of this Corporation, may be filled by the vote of a majority, although less than a quorum, of the directors then in office, or by a sole remaining director.
ARTICLE XI
     Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.
ARTICLE XII
     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     THE UNDERSIGNED, being the incorporator hereinbefore named, for the purposes of forming a Corporation pursuant to the corporation law of the State of Delaware, does make this certificate, hereby declaring and certifying, under penalties of perjury, that this is my act and deed and the facts herein stated are true, and accordingly, has hereunto set his hand on May 5, 2006.

/s/ Caine T. Moss, Esq.
Caine T. Moss, Incorporator